Principle Security International Inc.
Unit B – 2015 Burrard Street
Vancouver, B.C.
V6J 3H4
Canada

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our Independent Registered Public Accounting Firm’s Report dated August 23, 2007 relating to the consolidated financial statements of Principle Security International Inc. as at May 31, 2007, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption “Experts”.

VELLMER & CHANG
Vancouver, Canada	Vellmer & Chang
November 6, 2007	Chartered Accountants